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                                                               Exhibit (m)(3)(c)

                         EATON VANCE MUTUAL FUNDS TRUST

                              CLASS S SERVICE PLAN


     WHEREAS, Eaton Vance Mutual Funds Trust (the "Trust") engages in business as an open-end management investment company with series with multiple classes, and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, on June 23, 1997 the Trust adopted a Multiple Class Plan on behalf of its series and on February 22, 1999 the Trustees amended the Declaration of Trust to establish five classes of shares (including Class S shares) within the Tax-Managed Growth Fund series ("TMG Fund");

     WHEREAS, the Trust on behalf of TMG Fund desires to adopt a Service Plan with respect to the Fund's Class S shares pursuant to which the Fund intends to pay service fees out of Class S assets as contemplated in subsections (b) and
(d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules");

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Trust, TMG Fund and the holders of Class S shares of such Fund.

     NOW, THEREFORE, the Trust hereby adopts this Service Plan (the "Plan") on behalf of Class S shares of TMG Fund containing the following terms and conditions:

     1. TMG Fund may make payments of service fees out of Class S assets to Eaton Vance Distributors, Inc., which may pay some or all of such amounts to broker-dealers or others providing shareholder services. The aggregate of such payments during any fiscal year of TMG Fund shall not exceed .20% of average daily net assets of Class S for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Class to exceed the applicable maximum cap imposed thereon by subsection (d)(5) of Rule 2830 of the NASD Rules.

     2. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     3. Any agreements between the Trust on behalf of TMG Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 2.

     4. This Plan shall continue in effect with respect to each Class S for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 2.
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     5. The  persons  authorized  to direct the  disposition  of monies  paid or payable by the Trust pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to TMG Fund with respect to its Class S shares at any time by vote of a majority of the Rule 12b-1 Trustees.

     7. This Plan may not be amended to increase the payments to be made by the Class S shares of TMG Fund as provided in Section 1 unless such amendment is approved by a vote of at least a majority of the Class S outstanding voting securities of TMG Fund (as defined in the Act). In addition, all material amendments to this Plan shall be approved in the manner provided for in Section 2.

     8. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

     9. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 5, for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     10. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Class S shares of TMG Fund pursuant to this Plan shall be limited in all cases to the assets of such Class S shares and no person shall seek satisfaction thereof from the shareholders of TMG Fund or officers or Trustees of the Trust or any other class or series of the Trust.

     11. When used in this Plan, the term "service fees" shall have the same meaning as such term has in subsections (b) and (d) of Rule 2830 of the NASD Rules.

     12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

     13. This Plan shall be effective upon the issuance of Class S shares.


                            Adopted February 22, 1999

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